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                                                                      EXHIBIT 99

NEWS RELEASE                                        Contact:  Mr. John McCormack
                                                                  (713) 552-2552

          NATEC RESOURCES ANNOUNCES AMENDMENT TO AGREEMENT FOR SALE OF SUBSTANTIALLY ALL ITS ASSETS TO NORTH AMERICAN CHEMICAL COMPANY

HOUSTON, TEXAS August 1, 1995 -- NaTec Resources, Inc. (NaTec)(NASDAQ: NATC) and North American Chemical Company (NACC), a unit of Harris Chemical North America, Inc., jointly announced today that they have entered into an amendment to their previously announced Acquisition Agreement, pursuant to which NaTec and NACC have agreed to revise certain financial terms of the sale by NaTec of substantially all of its assets to NACC. The assets to be sold include NaTec's 50% interest in White River Nahcolite Minerals, Ltd. Liability Co. (White River), the owner of a sodium bicarbonate mining and processing facility located in Colorado in which NaTec has been a joint venture partner since 1992. NaTec will retain its assets unrelated to the operation of White River.

         Under the terms of the amended agreement, the sales price will be $10.5 million, consisting of $500,000 cash payable at closing, a $6 million non-interest bearing promissory note maturing January 15, 1996 by White River, and NACC's $4 million non-interest bearing promissory note, which will have a three-year term. Both notes will be secured by a security interest covering the White River facility. Under the terms of the prior agreement, the sales price was $10 million, consisting of $6 million in cash payable at closing and a $4 million non-interest bearing promissory note with a five-year term.

         Completion of the sale is subject to a number of conditions, including approval of the transaction by NaTec's stockholders. CRSS Inc., the holder of approximately 50.2% of common and 100% of preferred stock of NaTec, has conditionally agreed to vote in favor of the sale.

         As previously announced, the NaTec Board also has approved the liquidation of the Company, subject to stockholder approval. As a result of the liquidation, CRSS Inc., as both creditor and sole preferred stockholder of NaTec, will receive all or substantially all of the proceeds of the sale. There will not be sufficient assets to make any distribution to holders of NaTec's common stock pursuant to any liquidation.

         NaTec is finalizing the Proxy Statement to be distributed to its stockholders prior to NaTec's annual meeting of stockholders, which NaTec presently anticipates will be held on August 24, 1995. NaTec will seek stockholder approval of the sale of assets to NACC and the liquidation of NaTec at this meeting.


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